Exhibit 10.4

The Board discussed relocation of John Ivy’s primary residence from Texas to California and agreed to purchase the house in Texas to facilitate the move. Upon a motion duly made by Robert Montgomery and seconded by Rogers Brandon, it was unanimously approved to purchase John Ivy’s Texas house for $381,000 based on a recent appraisal.